Exhibit 12.02

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES (1)
INCLUDING PREFERRED STOCK DIVIDENDS
						Three Months Ended
	Years ended December 31,					March 31,
In millions of dollars, except for ratios	2014	2013	2012	2011	2010	2015	2014
EXCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense (other than interest on deposits)	$7,998	$9,941	$12,922	$15,678	$16,725	$1,703	$2,142
Interest factor in rent expense	460	460	496	495	500	105	115
Dividends--Preferred Stock	511	194	26	26	9	128	124
Total fixed charges	$8,969	$10,595	$13,444	$16,199	$17,234	$1,936	$2,381

Income
Income from continuing operations before taxes and noncontrolling interests	$14,701	$19,802	$8,165	$15,096	$13,513	$6,937	$6,083
Fixed charges (including preferred stock dividends)	8,969	10,595	13,444	16,199	17,234	1,936	2,381
Total income	$23,670	$30,397	$21,609	$31,295	$30,747	$8,873	$8,464

Ratio of income to fixed charges excluding interest on deposits	2.64	2.87	1.61	1.93	1.78	4.58	3.55

INCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense	$13,690	$16,177	$20,612	$24,209	$25,057	$3,028	$3,591
Interest factor in rent expense	460	460	496	495	500	105	115
Dividends--Preferred Stock	511	194	26	26	9	128	124
Total fixed charges	$14,661	$16,831	$21,134	$24,730	$25,566	$3,261	$3,830

Income
Income from continuing operations before taxes and noncontrolling interests	$14,701	$19,802	$8,165	$15,096	$13,513	$6,937	$6,083
Fixed charges (including preferred stock dividends)	14,661	16,831	21,134	24,730	25,566	3,261	3,830
Total income	$29,362	$36,633	$29,299	$39,826	$39,079	$10,198	$9,913

Ratio of income to fixed charges including interest on deposits	2.00	2.18	1.39	1.61	1.53	3.13	2.59

(1)
Citigroup adopted Accounting Standards Update (ASU) 2014-01, Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects in the first quarter of 2015. The ASU is applicable to Citigroup’s portfolio of low income housing tax credit partnership interests. The adoption of this ASU was applied retrospectively, and among other items, impacts Citigroup’s Income from continuing operations before taxes and non-controlling interests for all periods presented. See Citi’s Current Report on Form 8-K furnished to the SEC on April 8, 2015.